Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form F-3 of our report dated April 14, 2023, relating to the financial statements of Polestar Automotive Holding UK PLC (formerly known as Polestar Automotive Holding UK Limited) appearing in the Annual Report on Form 20-F of Polestar Automotive Holding UK PLC for the year ended December 31, 2022. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Deloitte AB

Gothenburg, Sweden

October 10, 2023